Exhibit 3.13

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:03 AM 12/01/2006
FILED 11:03 AM 12/01/2006
SRV 061096255 - 4207165 FILE

CERTIFICATE OF MERGER

OF

FREESCALE ACQUISITION CORPORATION

INTO

FREESCALE SEMICONDUCTOR, INC.

Pursuant to Section 251 of the General

Corporation Law of the State of Delaware

Freescale Semiconductor, Inc., a Delaware corporation, does hereby certify:

FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

Freescale Acquisition Corporation	-	Delaware
Freescale Semiconductor, Inc.	-	Delaware

SECOND: An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the merger is Freescale Semiconductor, Inc.

FOURTH: The Restated Certificate of Incorporation of the surviving corporation shall be amended pursuant to the Merger to read in its entirety as set forth in Exhibit A attached hereto and, as amended hereby, shall be the Restated Certificate of Incorporation of the surviving corporation.

FIFTH: The executed agreement of merger is on file at an office of the surviving corporation, 6501 William Cannon Drive, West Austin, Texas. A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

IN WITNESS WHEREOF, Freescale Semiconductor, Inc. has caused this Certificate of Merger to be executed in its corporate name this 1st day of December, 2006.

Freeecale Semiconductor, Inc.

By:	/s/ Alan Campbell
	Name:	Alan Campbell
	Title:	Senior Vice President and Chief Financial Officer